Exhibit 99.1

Boston Life Sciences Regains Compliance with NASDAQ Stock Price Requirement

BOSTON—Feb. 24, 2005—Boston Life Sciences, Inc. (NASDAQ: BLSID - News) announced that it has been advised by The Nasdaq Stock Market (“NASDAQ”) that it has regained compliance with the bid price requirement for continued listing on The Nasdaq SmallCap Market. The Company believes this is a positive step in its efforts to secure additional capital and strengthen its financial position.

NASDAQ had previously notified the Company of its plan to de-list the Company’s securities from the NASDAQ SmallCap market for failure to comply with the $1 minimum bid price requirement. The Company appealed the delisting, and a hearing was scheduled for March 17, 2005. On February 4, 2005, the Company effected a 1-for-5 reverse stock split in an effort to regain compliance with the bid price requirement. During the ten day trading period ending February 18, 2005, the Company’s stock closed at a bid price above $1 on each day. On February 23, 2005, NASDAQ notified the Company that it had regained compliance with the bid price requirement, and that the hearing was cancelled.

Boston Life Sciences, Inc. (BLSI) is engaged in the research and clinical development of novel diagnostic and therapeutic products for central nervous system (CNS) disorders. ALTROPANE®, the company’s lead program, is in Phase III for the diagnosis of Parkinson’s disease and Phase II for the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD). The Company’s research and pre-clinical CNS programs include O-1369 for the treatment of Parkinson’s disease and Inosine for the treatment of stroke. BLSI’s current research collaborations include Harvard Medical School, Children’s Hospital of Boston and the University of Massachusetts-Worcester.

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s Annual Report on 10-K filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. As a result of such risks, the Company’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “believe,” “estimate,” “intend,” “should” and “will” or similar words. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Boston Life Sciences, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Boston Life Sciences, Inc.

Contact:

Boston Life Sciences, Inc.

Joseph Hernon, 617-425-0200

Jhernon@Bostonlifesciences.Com

Source: Boston Life Sciences, Inc.